As filed with the Securities and Exchange Commission on August 24, 2011

Registration No. 333-173222

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENERAL CLEANING AND MAINTENANCE

(Exact Name of Registrant as Specified in its Charter)

Nevada	7389	27-3088652
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

412 Martha St.

Las Vegas, NV 89110

(702) 733-9361

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rocio Corral

412 Martha St.

Las Vegas, NV 89110

(702) 733-9361

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

THOMAS C. COOK, ESQ.

LAW OFFICES OF THOMAS C. COOK, LTD.

500 N. RAINBOW BLVD., SUITE 300

LAS VEGAS, NV 89107

PHONE: (702) 221-1925

FAX: (702) 221-1963

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, please check the following box. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed or a smaller reporting company.

Large accelerated filer [ ] Accelerated filer [ ]

Non-accelerated filer [ ] Smaller reporting company [X]

(Do not check if a smaller

reporting company)

Calculation of Registration Fee

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)		PROPOSED OFFERING PRICE PER SHARE (3)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE		AMOUNT OF REGISTRATION FEE (5)
Common stock
$0.001 par value	4,000,000		$0.01	$40,000	(4)	$4.64

Common stock
$0.001 par value	1,000,000	(2)	$0.01	$10,000		$1.16

TOTAL	5,000,000		$0.01	$50,000		$5.80

(1)   In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2)   Represents common shares currently outstanding to be sold by the selling security holders. The Company will derive no financial benefit from the sales of these shares. Our selling shareholders' shares will sell at $0.01 per share until our shares are quoted on the OTC-BB and thereafter at prevailing market prices or privately negotiated prices.

(3)   There is no current market for the securities and the price at which the shares held by the selling security holders will be sold at $0.01 until our shares are quoted on the OTC-BB. Although the registrant's common stock has a par value of $0.001, the registrant believes that the calculations of $0.01 per share is a bona fide estimate of the offering price in accordance with Rule 457(a).

(4)   The aggregate offering price includes offering expenses of $1,000, which will result in net proceeds to the Company of $9,300. This offering has no minimum and funds will be released to the Company upon verification that the subscription agreement and funds are in good order

(5)   Paid by registrant in conjunction with prior amendment to this filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_______________________________

Explanatory Note

This Amendment No. 3 is being filed solely for the purpose of filing exhibits to the Registration Statement on Form S-1 (file No. 333-173980), specifically an updated consent letter from our auditor and amending the exhibit list. No changes or additions are being made hereby to the preliminary prospectus which forms part of the Registration Statement or to Items 13, 14, 15 and 17 of Part II of the Registration Statement. Accordingly, the preliminary prospectus and Items 13, 14, 15 and 17 of Part II of the Registration Statement have been omitted from this filing.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date
3.1	Articles of Incorporation, as currently in effect		S-1	12/31/2010	3.1	3/31/2011
3.2	Bylaws, as currently in effect		S-1	12/31/2010	3.2	3/31/2011
5.1	Opinion of Thomas C. Cook, Esq. regarding the legality of the securities being registered		S-1	12/31/2010	5.1	3/31/2011
5.2	Opinion of Thomas C. Cook, Esq. regarding the legality of the securities being registered		S-1	12/31/2010	5.2	5/13/2011
23.1	Consent of De Joya Griffith & Company, LLC		S-1	12/31/2010	23.1	3/31/2011
23.2	Consent of De Joya Griffith & Company, LLC		S-1	12/31/2010	23.2	5/13/2011
23.3	Consent of De Joya Griffith & Company, LLC		S-1	12/31/2010	23.3	7/1/2011
23.4	Consent of De Joya Griffith & Company, LLC	X
99.1	Subscription Agreement		S-1	12/31/2010	99.1	3/31/2011

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 24, 2011.

GENERAL CLEANING AND MAINTENANCE

By:	/s/ Rocio Corral
Rocio Corral
Title: Chief Executive Officer President and Director Principal Executive, Financial, and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rocio Corral Rocio Corral	Chairman of the Board Chief Executive Officer	August 24, 2011

II-2

EXHIBIT INDEX

Exhibit	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date
3.1	Articles of Incorporation, as currently in effect		S-1	12/31/2010	3.1	3/31/2011
3.2	Bylaws, as currently in effect		S-1	12/31/2010	3.2	3/31/2011
5.1	Opinion of Thomas C. Cook, Esq. regarding the legality of the securities being registered		S-1	12/31/2010	5.1	3/31/2011
5.2	Opinion of Thomas C. Cook, Esq. regarding the legality of the securities being registered		S-1	12/31/2010	5.2	5/13/2011
23.1	Consent of De Joya Griffith & Company, LLC		S-1	12/31/2010	23.1	3/31/2011
23.2	Consent of De Joya Griffith & Company, LLC		S-1	12/31/2010	23.2	5/13/2011
23.3	Consent of De Joya Griffith & Company, LLC		S-1	12/31/2010	23.3	7/1/2011
23.4	Consent of De Joya Griffith & Company, LLC	X
99.1	Subscription Agreement		S-1	12/31/2010	99.1	3/31/2011